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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Prime Retail, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies: 10.5% Series A Senior Cumulative Preferred Stock, 8.5% Series B Cumulative Participanting Preferred Stock and Common Stock
	(2)	Aggregate number of securities to which transaction applies: 2,300,000, 7,828,215 and 43,577,916, respectively
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$18.400, $8.169 and $0.170, respectively

	(4)	Proposed maximum aggregate value of transaction: $115,514,000
	(5)	Total fee paid: $9,345
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

        Prime Retail, Inc. ("Prime Retail") issued its third quarter earnings press release on November 13, 2003. Prime Retail also issued a press release on November 13, 2003 announcing that the voting agreement entered into between an affiliate of The Lightstone Group, LLC and the two preferred directors of Prime Retail had been terminated. Prime Retail also prepared a letter for distribution to certain of its series A preferred stockholders who had not voted as of November 13, 2002 reminding such holders of the special meeting and that it was important to vote their shares at such meeting. A copy of the two press releases and the reminder letter follow the following notice.

INVESTOR NOTICE

        Prime Retail has filed with the Securities and Exchange Commission (the "SEC") a proxy statement and other relevant documents concerning the proposed sale of Prime Retail. Investors of Prime Retail are urged to read the proxy statement and any other relevant documents filed with the SEC because they contain important information. Investors can obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, investors may obtain documents filed with the SEC by Prime Retail free of charge by accessing the Company's website at www.primeretail.com or by requesting such documents in writing from Prime Retail, Inc., 100 East Pratt Street, 19th Floor, Baltimore, Maryland 21202 or by telephone at (410) 234-0782.

        Prime Retail, its directors and executive officers and certain of Prime Retail's employees may be deemed to be participants in the solicitation of proxies from the stockholders of Prime Retail in connection with the proposed sale of Prime Retail. These participants may have interests in the proposed sale of Prime Retail, if consummated, including interests resulting from holding equity interests in Prime Retail or its operating partnership. Information about the interests of directors and executive officers of Prime Retail and their ownership of securities of Prime Retail is set forth in the proxy statement.

        Investors should read the proxy statement carefully before making any voting or investment decisions.

EARNINGS PRESS RELEASE DATED NOVEMBER 13, 2003

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CALL
November 13, 2003	Investors:	Robert A. Brvenik Chief Financial Officer (410) 234-1750
	Media:	Steven A. Sless Public Relations (410) 234-8333

PRIME RETAIL, INC. REPORTS THIRD QUARTER 2003 NET LOSS OF $7.3 MILLION
AND FUNDS FROM OPERATIONS OF $3.9 MILLION

Company Updates Status of Going Concern Issues

        BALTIMORE—Prime Retail, Inc. (OTC Bulletin Board: PMRE, PMREP, PMREO) (the "Company") today announced its operating results for the third quarter ended September 30, 2003.

FFO Results:

        Funds from Operations ("FFO"), a widely accepted measure of REIT performance, was $3.9 million, or $(0.04) per diluted common share (after allocations to preferred shareholders) for the quarter ended September 30, 2003 compared to $(90.3) million, or $(2.20) per diluted common share, for the same period in 2002. The FFO results for the third quarter of 2003 include $1.2 million of net interest expense ("Defeased Interest Expense") attributable to mortgage indebtedness that was defeased in December 2002. This Defeased Interest Expense had no impact on the Company's operating cash flow during 2003 because such payments were made from previously established escrows. The FFO results for the third quarter of 2002 reflect an aggregate provision for asset impairment of $97.2 million (of which $15.6 million is included in discontinued operations). Previously, the Company excluded provisions for asset impairment from its reported FFO computations in accordance with guidelines established by NAREIT; however, because of recent guidance issued by the SEC, the Company now includes provisions for asset impairment in its FFO computations.

        Excluding the impact of (i) the Defeased Interest Expense and (ii) the provision for asset impairment, FFO for the third quarter of 2003 and 2002 was $5.1 million, or $(0.01) per common diluted share and $6.9 million, or $0.02 per diluted common share, respectively. This decrease in the Company's FFO results for the third quarter of 2003 compared to its FFO results for the same period in 2002 is attributable to (i) the impact of reduced weighted-average portfolio occupancy during the 2003 period, (ii) the impact of changes in economic rental rates, (iii) legal, financial advisory and proxy costs aggregating $1.5 million associated with the Company's proposed merger transaction and (iv) the loss of net operating income resulting from the disposition of properties primarily during 2002. Partially offsetting these items were interest savings resulting from the repayment of indebtedness.

        FFO was $8.4 million, or $(0.20) per diluted common share for the nine months ended September 30, 2003 compared to $(93.3) million, or $(2.53) per diluted common share, for the same period in 2002. The FFO results for the nine months ended September 30, 2003 include $3.2 million of Defeased Interest Expense. The FFO results for the nine months ended September 30, 2003 also reflect a provision for asset impairment of $6.6 million and the FFO results for the nine months ended September 30, 2002 reflect an aggregate provision for asset impairment of $109.4 million (of which $27.8 million is included in discontinued operations).

        Excluding the impact of (i) the Defeased Interest Expense and (ii) the provisions for asset impairment, FFO for the nine months ended September 30, 2003 and 2002 was $18.2 million, or $0.02 per diluted common share, and $16.1 million, or $(0.02) per diluted common share. This increase in the Company's FFO results for the nine months ended September 30, 2003 compared to its FFO results for the same period in 2002 is attributable (i) interest savings resulting from the repayment of indebtedness, (ii) a non-recurring charge of $3.0 million in the second quarter of 2002 related to pending and potential tenant claims with respect to certain lease provisions, and (iii) reduced bad debt expense. These items were partially offset by (i) the impact of reduced weighted-average portfolio occupancy during the 2003 period, (ii) the impact of changes in economic rental rates, (iii) legal, financial advisory and proxy costs aggregating $2.6 million associated with the proposed merger transaction and (iv) the loss of net operating income because of dispositions of properties primarily during 2002.

GAAP Results:

        The Company reports its operating results in accordance with accounting principles generally accepted in the United States ("GAAP"). The Company's GAAP loss from continuing operations was $3.7 million and $86.0 million for the quarters ended September 30, 2003 and 2002, respectively. For the third quarter of 2003, the net loss applicable to common shareholders was $7.3 million, or $0.17 per share on a basic and diluted basis. For the third quarter of 2002, the net loss applicable to common shareholders was $89.2 million, or $2.05 per share on a basic and diluted basis.

        During the third quarter of 2003, the Company reported income from discontinued operations of $2.1 million, or $0.05 per share. This income from discontinued operations included a gain related to dispositions of $2.2 million. The GAAP results from continuing operations for the third quarter of 2002 include a provision for asset impairment of $81.6 million, or $1.87 per share. During the third quarter of 2002, the Company also reported income from discontinued operations of $2.5 million, or $0.06 per share. This income from discontinued operations included (i) a gain related to dispositions of $17.1 million and (ii) a provision for asset impairment of $15.6 million.

        The GAAP loss from continuing operations was $14.0 million and $95.9 million for the nine months ended September 30, 2003 and 2002, respectively. For the nine months ended September 30, 2003, the net loss applicable to common shareholders was $29.4 million, or $0.68 per share on a basic and diluted basis. For the nine months ended September 30, 2002, the net loss applicable to common shareholders was $129.0 million, or $2.96 per share on a basic and diluted basis.

        The GAAP results from continuing operations for the nine months ended September 30, 2003 include a second quarter provision for asset impairment of $6.6 million, or $0.15 per share. During the nine months ended September 30, 2003, the Company also reported income from discontinued operations of $1.5 million, or $0.04 per share. This income from discontinued operations included a gain related to dispositions of $2.2 million.

        The GAAP results from continuing operations for the nine months ended September 30, 2002 include (i) a third quarter provision for asset impairment of $81.6 million, or $1.87 per share, (ii) a net gain on the sale of real estate of $5.8 million, or $0.13 per share and (ii) a second quarter non-recurring charge (included in other charges) of $3.0 million, or $0.07 per share, related to pending and potential tenant claims with respect to certain lease provisions. During the nine months ended September 30, 2002, the Company also reported income from discontinued operations of $16.1 million, or $0.37 per share. This income from discontinued operations included (i) a net gain related to dispositions of $9.6 million and (ii) a provision for asset impairment of $27.8 million.

Merchant Sales:

        For the three and nine months ended September 30, 2003, same-store sales in our outlet center portfolio increased by 1.4% and decreased by 1.2%, respectively, compared to the same periods in 2002. "Same-store sales" is defined as the weighted-average sales per square foot reported by merchants for stores opened and occupied since January 1, 2002. For the fiscal year ended December 31, 2002, the weighted-average sales per square foot reported by all merchants was $245.

Going Concern:

        The Company's liquidity depends on cash provided by operations and potential capital raising activities such as funds obtained through borrowings, particularly refinancing of existing debt, and cash generated through asset sales. Although the Company believes that estimated cash flows from operations and potential capital raising activities will be sufficient to satisfy its scheduled debt service and other obligations and sustain its operations for the next year, there can be no assurance that it will be successful in obtaining the required amount of funds for these items or that the terms of the potential capital raising activities, if they should occur, will be as favorable as the Company has experienced in prior periods.

        As of September 30, 2003, the Company's first mortgage and expansion loan (the "Mega Deal Loan") had an outstanding balance of approximately $261.3 million. The Mega Deal Loan had an optional prepayment date on November 11, 2003 and an outstanding principal balance of approximately $260.7 million on such date. As discussed below, certain restrictions have been placed on the Company with respect to refinancing the Mega Deal Loan. The Mega Deal Loan was not repaid on the optional prepayment date and as a result the interest rate shall be increased by up to 5.0% to 12.782%. Additionally, commencing on November 11, 2003 the lender may retain all excess cash flow from the 13 properties which secure the Mega Deal Loan. Any excess cash flow retained by the lender can be applied to principal after payment of interest. The aforementioned increase in the Mega Deal Loan's interest rate and the potential loss of cash flow from the 13 properties could have severe consequences on the Company's ability to fund its operations.

        The Company currently believes a shortfall could occur with respect to refinancing the Mega Deal Loan because it may be unable to place mortgage indebtedness at commercially reasonable terms on all of the properties in the current collateral pool. The Company is actively marketing for sale several of the collateral properties because their sale could alleviate some or all of any potential shortfall. The Company also continues to evaluate other capital raising activities, such as the placement of mezzanine level debt on certain of the collateral properties. The Company cautions that its assumptions regarding the refinancing and sale of the collateral properties are based on current market conditions and, therefore, are subject to various risks and uncertainties, including changes in economic conditions which may adversely impact its ability to refinance the Mega Deal Loan at favorable rates or in a timely and orderly fashion and which may adversely impact the Company's ability to consummate various asset sales or other capital raising activities.

        As previously announced, on July 8, 2003, an affiliate of The Lightstone Group, LLC ("Lightstone"), a New Jersey-based real estate company, and the Company entered into a merger agreement (the "Merger Agreement") pursuant to which the Company would be acquired by such affiliate (the "Merger" or the "Transaction"). In connection with the execution of the Merger Agreement, certain restrictions were placed on the Company with respect to the refinancing of the Mega Deal Loan. Specifically, the Company was restricted from negotiating or discussing the refinancing of the properties securing the Mega Deal Loan with any lenders until September 15, 2003, at which time the Company was permitted to discuss refinancing of the Mega Deal Loan with certain enumerated lenders. However, the Company is precluded from closing any loans relating to the refinancing of the Mega Deal Loan until January 11, 2004. Lightstone is obligated to (i) pay

(A) one-half of the additional interest incurred by the Company between November 11, 2003 and December 31, 2003, and (B) all of the additional interest incurred by the Company between January 1, 2004 and January 11, 2004 with respect to the Mega Deal Loan and (ii) loan the Company, at a rate of 7% and for a term of not less than one year, an amount equal to any excess cash flow retained by the lender and applied to principal under the Mega Deal Loan commencing on November 11, 2003 and through January 11, 2004.

        In addition to the restrictions with respect to the refinancing of the Mega Deal Loan discussed above, pursuant to the terms of the Merger Agreement, the Company has also agreed to certain conditions pending the closing of the Transaction. These conditions provide for certain restrictions with respect to the Company's operating and refinancing activities.    These restrictions could adversely affect the Company's liquidity in addition to its ability to refinance the Mega Deal Loan in a timely and orderly fashion.

        The Company would be obligated to pay Lightstone a termination fee of $4.5 million, plus expenses of up to $1.5 million, if the Transaction is not completed under certain circumstances, including the Company's election to pursue an alternative transaction. In certain other circumstances in which the Transaction has not been completed, including the failure to obtain the requisite stockholder approvals, a termination fee would not be payable but the Company will be obligated to reimburse Lightstone for its expenses up to $3.5 million. If the Merger Agreement is terminated under certain conditions, such payment could adversely affect the Company's liquidity.

        In connection with the completion of the sale of six outlet centers (the "Bridge Properties") in July 2002, the Company guaranteed to FRIT PRT Bridge Acquisition LLC ("FRIT") (i) a 13% return on its $17.2 million of invested capital, and (ii) the full return of its invested capital (the "Mandatory Redemption Obligation") by December 31, 2003. As of September 30, 2003, the Mandatory Redemption Obligation was approximately $14.5 million.

        The Company continues to seek to generate additional liquidity to repay the Mandatory Redemption Obligation through (i) the sale of FRIT's ownership interest in the Bridge Properties and/or (ii) the placement of additional indebtedness on the Bridge Properties. There can be no assurance that the Company will be able to complete such capital raising activities by December 31, 2003 or that such capital raising activities, if they should occur, will generate sufficient proceeds to repay the Mandatory Redemption Obligation in full. Failure to repay the Mandatory Redemption Obligation by December 31, 2003 would constitute a default, which would enable FRIT to exercise its rights with respect to the collateral pledged as security to the guarantee, including some of the Company's partnership interests in the 13 properties which secure the Mega Deal Loan. Because the Mandatory Redemption Obligation is secured by some of the Company's partnership interests in the 13 properties which secure the Mega Deal Loan, the Company may be required to repay the Mandatory Redemption Obligation before, or in connection with, the refinancing of the Mega Deal Loan. Additionally, any change in control with respect to the Company accelerates the Mandatory Redemption Obligation.

        In connection with the execution of the Merger Agreement, Lightstone has agreed to provide sufficient financing, if necessary, to repay the Mandatory Redemption Obligation in full at its maturity. The new financing would be at substantially similar economic terms and conditions as those currently in place for the Mandatory Redemption Obligation and would have a one-year term.

        The Company has fixed rate tax-exempt revenue bonds collateralized by properties located in Chattanooga, Tennessee (the "Chattanooga Bonds") which contain (i) certain covenants, including a minimum debt-service coverage ratio financial covenant (the "Financial Covenant") and (ii) cross-default provisions with respect to certain of its other credit agreements. Based on the operations of the collateral properties, the Company was not in compliance with the Financial Covenant for the quarters ended June 30, September 30 and December 31, 2002. In the event of non-compliance with the

Financial Covenant or default, the holders of the Chattanooga Bonds (the "Bondholders") had the ability to put such obligations to the Company at a price equal to par plus accrued interest. On January 31, 2003, the Company entered into an agreement (the "Forbearance Agreement") with the Bondholders. The Forbearance Agreement provides amendments to the underlying loan and other agreements that enable the Company to be in compliance with various financial covenants, including the Financial Covenant. So long as the Company continues to comply with the provisions of the Forbearance Agreement and is not otherwise in default of the underlying loan and other documents through December 31, 2004, the revised financial covenants will govern. Additionally, certain quarterly tested financial covenants and other covenants become effective June 30, 2004. Pursuant to the terms of the Forbearance Agreement, in February 2003 the Company funded $1.0 million into an escrow account to be used for the potential conversion of certain of the retail space to office space in the collateral properties and agreed that an event of default with respect to the other debt obligations related to the property would also constitute a default under the Chattanooga Bonds. The outstanding balance of the Chattanooga Bonds was approximately $17.9 million as of September 30, 2003.

        With respect to the Chattanooga Bonds, based on the Company's current projections, it believes it will not be in compliance with certain quarterly tested financial covenants when they become effective on June 30, 2004 which would enable the Bondholders to elect to put the Chattanooga Bonds to the Company at their par amount plus accrued interest. The Company continues to explore opportunities to (i) obtain alternative financing from other financial institutions, (ii) sell the properties securing the Chattanooga Bonds and (iii) explore other possible capital transactions in order to generate cash to repay the Chattanooga Bonds. There can be no assurance that the Company will be able to complete any such activity sufficient to repay the amount outstanding under the Chattanooga Bonds in the event the Bondholders are able and elect to exercise their put rights.

        These conditions raise substantial doubt about the Company's ability to continue as a going concern.

        Prime Retail is a self-administered, self-managed real estate investment trust engaged in the ownership, leasing, marketing and management of outlet centers throughout the United States and Puerto Rico. Prime Retail currently owns and/or manages 36 outlet centers totaling approximately 10.2 million square feet of GLA. The Company also owns 154,000 square feet of office space. As of September 30, 2003, the Company's owned portfolio of properties were 85.3% occupied. Prime Retail has been an owner, operator and developer of outlet centers since 1988. For additional information, visit Prime Retail's web site at www.primeretail.com.

        Some of the statements contained herein which are not statements of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes," "expects," "anticipates," "estimates" and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission. Prime Retail accepts no responsibility for updating forward-looking statements.

PRIME RETAIL, INC.
Selected Financial Data (Unaudited)
Amounts in thousands except per share information

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
STATEMENTS OF OPERATIONS(1)
Revenues
Base rents	$19,001	$19,622	$55,934	$66,096
Percentage rents	404	834	1,853	2,589
Tenant reimbursements	10,676	11,424	32,921	36,498
Interest and other	2,892	3,664	10,573	8,737

Total revenues	32,973	35,544	101,281	113,920
Expenses
Property operating	8,936	9,927	28,184	30,687
Real estate taxes	2,600	2,999	8,392	10,012
Depreciation and amortization	6,645	8,229	20,948	27,446
Corporate general and administrative	5,253	3,366	13,247	9,662
Interest	11,700	13,693	34,929	47,831
Other charges	1,556	1,667	2,979	8,372
Provision for asset impairment	—	81,619	6,590	81,619

Total expenses	36,690	121,500	115,269	215,629

Loss before gain on sale of real estate	(3,717)	(85,956)	(13,988)	(101,709)
Gain on sale of real estate	—	—	—	5,802

Loss from continuing operations	(3,717)	(85,956)	(13,988)	(95,907)
Discontinued operations, including gains of $2,153 on dispositions in 2003 periods, respectively, and gains of $17,121 and $9,619 on dispositions in 2002 periods, respectively	2,071	2,451	1,549	(16,103)

Net loss	(1,646)	(83,505)	(12,439)	(112,010)
Income allocated to preferred shareholders	(5,668)	(5,668)	(17,004)	(17,004)

Net loss applicable to common shares	$(7,314)	$(89,173)	$(29,443)	$(129,014)

Basic and diluted earnings per common share(2):
Loss from continuing operations	$(0.22)	$(2.11)	$(0.72)	$(2.59)
Discontinued operations	0.05	0.06	0.04	(0.37)

Net loss	$(0.17)	$(2.05)	$(0.68)	$(2.96)

Weighted-average common shares outstanding—basic and diluted	43,578	43,578	43,578	43,578

PRIME RETAIL, INC.
Selected Financial Data (Unaudited) — continued
Amounts in thousands except per share and per unit information

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
FFO CALCULATION(3)
Loss from continuing operations	$(3,717)	$(85,956)	$(13,988)	$(95,907)
Adjustments:
Gain on sale of real estate	—	—	—	(5,802)
Depreciation and amortization	6,645	8,229	20,948	27,446
Non-real estate depreciation and amortization	(377)	(601)	(1,654)	(1,693)
Unconsolidated joint ventures' adjustments	1,414	1,151	3,475	2,897
Discontinued operations	(51)	(13,109)	(315)	(20,208)

FFO per NAREIT Definition	$3,914	$(90,286)	$8,466	$(93,267)

FFO PER SHARE SUMMARY
FFO per NAREIT Definition	$3,914	$(90,286)	$8,466	$(93,267)
Allocations to preferred shareholders	(5,668)	(5,668)	(17,004)	(17,004)

FFO allocation to common shares outstanding	$(1,754)	$(95,954)	$(8,538)	$(110,271)

FFO per Share:
Basic(4)	$(0.04)	$(2.20)	$(0.20)	$(2.53)

Diluted(5)	$(0.04)	$(2.20)	$(0.20)	$(2.53)

Weighted-Average Shares and Units Outstanding(5):
Common shares—basic	43,578	43,578	43,578	43,578
Limited partner common units	—	—	—	—

Total diluted shares	43,578	43,578	43,578	43,578

End of Period Shares Outstanding after Conversion:
Common shares	43,578	43,578
Limited partner common units	10,811	10,811
Series B conversion shares	9,364	9,364

Total shares	63,753	63,753

PRIME RETAIL, INC.
Selected Financial Data (Unaudited) — continued
Amounts in thousands, except share information

CONSOLIDATED BALANCE SHEET

	September 30, 2003	December 31, 2002
Assets
Investment in rental property:
Land	$97,893	$101,546
Buildings and improvements	699,161	740,024
Furniture and equipment	11,889	13,292

	808,943	854,862
Accumulated depreciation	(206,693)	(213,604)

	602,250	641,258
Cash and cash equivalents	7,362	6,908
Restricted cash	109,866	107,037
Accounts receivable, net	1,093	3,049
Deferred charges, net	2,620	3,766
Investment in unconsolidated joint ventures	49,286	49,889
Other assets	5,990	6,181

Total assets	$778,467	$818,088

Liabilities and Shareholders' Equity
Bonds payable	$22,361	$22,495
Notes payable, including $24,919 in default in 2003	488,597	511,443
Defeased notes payable	74,046	74,764
Accrued interest	4,327	3,984
Real estate taxes payable	5,729	3,484
Accounts payable and other liabilities	36,987	43,059

Total liabilities	632,047	659,229
Minority interests	1,487	1,487
Shareholders' equity:
Shares of preferred stock, 24,315,000 shares authorized:
10.5% Series A Senior Cumulative Preferred Stock, $0.01 par value (liquidation preference of $80,895), 2,300,000 shares issued and outstanding	23	23
8.5% Series B Cumulative Participating Convertible Preferred Stock, $0.01 par value (liquidation preference of $260,163), 7,828,125 shares issued and outstanding	78	78
Shares of common stock, 150,000,000 shares authorized:
Common stock, $0.01 par value, 43,577,916 shares issued and outstanding	436	436
Additional paid-in capital	709,373	709,373
Distributions in excess of earnings	(564,977)	(552,538)

Total shareholders' equity	144,933	157,372

Total liabilities and shareholders' equity	$778,467	$818,088

NOTES TO SELECTED FINANCIAL DATA

(1)
Certain prior period financial information has been reclassified to conform to the current period presentation, which did not have an impact on the Company's results of operations or financial condition.

(2)
Basic earnings per share ("EPS") is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS includes the potentially dilutive effect, if any, which would occur if outstanding (i) options or warrants to purchase Common Stock were exercised, (ii) Common Units were converted into shares of Common Stock and (iii) shares of Series B Preferred Stock were converted into shares of Common Stock. For all periods presented the effect of all exercises and conversions was anti-dilutive and, therefore, dilutive EPS is equivalent to basic EPS.

(3)
Management believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, Funds from Operations ("FFO") should be considered in conjunction with net income (loss) as presented in the statements of operations included elsewhere herein. Management generally considers FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), to be an appropriate non-GAAP measure of the performance of an equity real estate investment trust ("REIT") because industry analysts have accepted it as a performance measure of equity REITs. In 1991, NAREIT adopted its definition of FFO. This definition was clarified in 1995, 1999 and 2002. FFO is currently defined by NAREIT as net income or loss (computed in accordance with GAAP), excluding gains or losses from provisions for asset impairment and sales of depreciable operating property, plus depreciation and amortization (other than amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustment for unconsolidated partnerships and joint ventures and discontinued operations. FFO includes non-recurring events, except for those that are defined as "extraordinary items" in accordance with GAAP. FFO excludes the earnings impact of "cumulative effects of accounting changes" as defined by GAAP. Effective January 1, 2002, FFO related to assets held for sale, sold or otherwise transferred and included in results of discontinued operations (in accordance with the requirements of FAS No. 144) should continue to be included in FFO.

  Previously, the Company excluded provisions for asset impairment from its reported FFO computations in accordance with guidelines established by NAREIT; however, because of recent guidance issued by the Securities and Exchange Commission ("SEC"), the Company now includes provisions for asset impairment in its FFO computations. Accordingly, the provision for asset impairment of $6,590 incurred by the Company in the second quarter of 2003 is included in the FFO computation for the nine months ended September 30, 2003 and the FFO for the quarter and nine months ended September 30, 2002 have been restated to include provisions for asset impairment aggregating $97,176 (of which $15,557 is included in discontinued operations) and $109,376 (of which $27,757 is included in discontinued operations), respectively.

  The Company believes that FFO is an important and widely used non-GAAP measure of the operating performance of REITs, which provides a relevant basis for comparison to other REITs. Therefore, FFO is presented to assist investors in analyzing our performance. The Company's FFO is not comparable to FFO reported by other REITs that do not define the term using the current NAREIT definition or that interpret the current NAREIT definition differently than the Company does. Therefore, the Company cautions that the calculation of FFO may vary from entity to entity and, as such the presentation of FFO by the Company may not be comparable to other similarly titled measures of other reporting companies. The Company believes that to facilitate a clear understanding of the Company's operating results, FFO should be examined in conjunction with net income determined in accordance with GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of the Company's performance or to cash flows as a measure of liquidity or ability to make distributions.

(4)
"FFO per common share outstanding—basic" is equal to after allocations to Series A and Series B preferred stock and distributions to Limited Partners, if any, divided by the weighted-average number of common shares outstanding.

(5)
"FFO per common share equivalent—diluted" is equal to FFO after allocations to Series A and Series B preferred stock divided by the total of the potentially dilutive effect, if any, of (i) the weighted-average number of common shares, (ii) the weighted-average number of common units owned by the Limited Partners, (iii) the weighted-average number of common shares issuable upon exercise of stock options or warrants and (iv) the weighted-average number of common shares issuable upon full conversion of all Series B Convertible Preferred Stock.

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PRESS RELEASE DATED NOVEMBER 13, 2003 RE: TERMINATION OF VOTING AGREEMENT

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CALL Prime Retail, Inc.:
November 13, 2003	Investors:	Robert A. Brvenik President and Chief Financial Officer (410) 234-1750
	Media:	Steven A. Sless Director—Public Relations (410) 234-8333

PRIME RETAIL ANNOUNCED THAT LIGHTSTONE AFFILIATE TERMINATED
VOTING AGREEMENT WITH PREFERRED DIRECTORS

        BALTIMORE—Prime Retail, Inc. ("Prime Retail" or the "Company") (OTC Bulletin Board: PMRE, PMREP, PMREO) announced today that Prime Outlets Acquisition Company, LLC (the "Acquisition Company"), an affiliate of The Lightstone Group LLC, delivered a letter dated November 12, 2003 to Howard Amster and Gary J. Skoien, the two preferred directors of Prime Retail, terminating the voting agreement among the parties relating to the proposed merger between Prime Retail and the Acquisition Company (the "Voting Agreement").

        As previously announced, Prime Retail and the Acquisition Company had entered into an agreement and plan of merger, dated as of July 8, 2003 (as amended, the "Merger Agreement"), pursuant to which the Acquisition Company had agreed, subject to the terms and conditions contained in the Merger Agreement, to acquire Prime Retail through a merger (the "Merger"). In connection with the execution of the Merger Agreement, the Acquisition Company and Messrs. Amster and Skoien entered into the Voting Agreement pursuant to which Messrs. Amster and Skoien agreed to, among other things, vote their shares of Prime Retail in favor of the Merger.

        Pursuant to amendments (collectively, the "Amendment") to the Schedule 13D of David Lichtenstein, who is the reporting person and owns 85% of the equity and voting interests of the Acquisition Company, filed with the Securities and Exchange Commission, the voting agreement was terminated in recognition of the Company's inability to date to procure the necessary votes to effectuate the Merger. The Amendment provides that, among other things, the reporting person may prior to the reconvening of the Company's October 30, 2003 special meeting, which the Company previously announced had been adjourned until Tuesday, November 18, 2003, and thereafter if the Merger is not approved, seek to purchase Series A Preferred Stock, Series B Preferred Stock, Common Stock and other obligations of the Company, as well as real estate assets of the Company. A copy of the Amendment can be obtained free of charge at www.sec.gov.

        After learning about the termination of the Voting Agreement, the Company confirmed with Messrs. Amster and Skoien that they continued to support the Merger and intend to continue to vote their shares in favor of the Merger based on the current terms in the Merger Agreement. As previously announced, the vote with respect to the Merger, originally scheduled for October 30, 2003, has been adjourned to Thursday, November 18, 2003.

        Prime Retail is a self-administered, self-managed real estate investment trust engaged in the ownership, leasing, marketing and management of outlet centers throughout the United States. Prime Retail currently owns and/or manages 36 outlet centers totaling approximately 10.2 million square feet of GLA. Prime Retail also owns 154,000 square feet of office space. Prime Retail has been an owner, operator and a developer of outlet centers since 1988. For additional information, visit Prime Retail's website at www.primeretail.com.

Some of the statements contained herein which are not statements of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes,"

"expects," "anticipates," "estimates" and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission. Prime Retail accepts no responsibility for updating forward-looking statements.

INVESTOR NOTICE

        Prime Retail has filed with the SEC a proxy statement and other relevant documents concerning the Merger. Investors of Prime Retail are urged to read the proxy statement and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Prime Retail free of charge by accessing the Company's website at www.primeretail.com or by requesting such documents in writing from Prime Retail, Inc., 100 East Pratt Street, 19th Floor, Baltimore, Maryland 21202 or by telephone at (410) 234-0782.

        Prime Retail, its directors and executive officers and certain of Prime Retail's employees may be deemed to be participants in the solicitation of proxies from the stockholders of Prime Retail in connection with the Merger. These participants may have interests in the Merger, if consummated, including interests resulting from holding equity interests in Prime Retail or its operating partnership. Information about the interests of directors and executive officers of Prime Retail and their ownership of securities of Prime Retail is set forth in the proxy statement.

        Investors should read the proxy statement carefully before making any voting or investment decisions.

REMINDER LETTER

This Opportunity is about to Expire! Please Vote Today!
1. As you may know, you and your fellow stockholders have been asked to approve the sale of Prime Retail, Inc. to an affiliate of The Lightstone Group.
2. You are a stockholder of Prime Retail Series "A" Preferred Stock and our records indicate that you still have not voted on the sale proposal.
3. If the sale closes, you will be entitled to $18.40 cash per share, an 88% premium to the price of the stock prior to the announced transaction in June 2003.
4. One year ago, the Series "A" Preferred Stock traded at $5.70 per share.
5. As of today, we have not received the requisite stockholder approval of the sale.
6. If you don't vote, it is the same as voting "no."
7. The voting deadline is Tuesday, November 18, 2003.
8. Your vote, no matter how many shares you own—even 50 shares, can make a difference!
9. Please make a difference and vote today!

How do you vote? It's easy!
1. Go to www.proxyvote.com by 11:59 p.m. on Monday, November 17, 2003.
2. Dial the toll-free number found on the enclosed voting form by 11:59 p.m. on Monday, November 17, 2003.
Questions? Please call Mary K. Timmons at MacKenzie Partners, Inc. at 212.378.7063 or Bob Brvenik at Prime Retail at 410.234.1750.

More information on Prime Retail, including the Proxy Statement, press releases, and related investor information, may be accessed on the Company's web site at www.primeretail.com and clicking on "corporate info."

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